Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-169377, 333-51494, 333-143770 and 333-185318), Form S-3 (No. 333-191533) and Form S-4 (No. 333-185318) of our reports dated January 28, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting of Jefferies Group LLC (the “Successor” company), and the financial statements of Jefferies Group, Inc. (the “Predecessor” company), which appear in this Form 10-K of Leucadia National Corporation for the year ending December 31, 2013.

/s/ PricewaterhouseCoopers LLP
New York, New York
February 28, 2014